EXECUTION COPY

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. 2007-8	$_____________

GLOBETEL COMMUNICATIONS CORP.

7% Convertible Note

Due February __, 2009

FOR VALUE RECEIVED, GLOBETEL COMMUNICATIONS CORP., a Delaware corporation (hereinafter called the “Borrower” or the “Company”), hereby promises to pay to _______________________________________  (the “Holder”) or order, without demand, the sum of __________________________________________________ Dollars ($___________________), with simple interest accruing at the rate described below, on February __, 2011 (the "Maturity Date").

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I
GENERAL PROVISIONS

1.1           Payments. The entire unpaid principal amount due under this Note (the “Principal”) shall be due and payable on the Maturity Date. Interest on the Notes (the “Interest”) will be payable semi-annually commencing on the date that shall be six (6) months from the date hereof (each such date, a “Semi-Annual Payment Date”) as further described on the payment schedule attached hereto as Exhibit A (the “Payment Schedule”). Interest shall be payable in cash or, at the Company's option, in shares of the Company’s common stock, par value $0.00001 per share (the "Common Stock"). Any payment made on a Semi-Annual Payment Date is referred to herein as a “Semi-Annual Payment.”

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Borrower shall in good faith recalculate the outstanding principal balance and the amounts of the Semi-Annual Payments. Upon any full conversion by the Holder in accordance with Article II of all of the Semi-Annual Payments and the Principal due hereunder, all of the Borrower's payment obligations shall terminate. All payments in respect of the indebtedness evidenced hereby shall be applied in the following order: to accrued Interest, Principal, and charges and expenses owing under or in connection with this Note.

If any payment of interest is paid in Common Stock, the number of shares issuable will be determined utilizing the conversion ratio as set forth in Article II. Notwithstanding the foregoing, the Company’s right to pay the Notes, including any Interest due thereunder, in shares of Common Stock on each Semi-Annual Payment Date is subject to the condition that: (i) the Common Stock is trading on the Pink Sheets, OTC Bulletin Board, American Stock Exchange or Nasdaq; and (ii) there is an effective Registration Statement on such Semi-Annual Payment Date or the shares are otherwise eligible for resale pursuant to Rule 144.

In the event a Holder converts any portion of the principal amount of its Note into shares of Common Stock prior to the date of the next Semi-Annual Payment, such Semi-Annual Payment shall be reduced by the principal amount so converted.  In addition, if a Holder converts any portion of its Note into shares of Common Stock prior to the date of the next Semi-Annual Payment in an amount that is greater than the amount of such Semi-Annual Payment and any accrued interest, the excess over such Semi-Annual Payment will be credited against future Semi-Annual Payments.

1.2           Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to seven percent (7%) from the date  Principal was advanced in connection with this Note.  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed,  to the extent permitted by applicable  law.  Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Borrower regarding registration and transfers of Notes  (the “Note Register”).  In the event the Holder has elected to convert Interest due hereunder into shares of Common Stock or the Company has elected to make an Interest payment  hereunder  in shares of Common Stock, the number of shares of such Common Stock to be issued will be calculated using a value of the  Common Stock that shall be its last sale price on the date immediately preceding the Semi-Annual Payment Date.  A number of shares of Common Stock with a value equal to the amount of  Interest  due shall be issued to the Holder within five (5) days of the Semi-Annual Payment Date. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total  Interest due, the Company shall round up the number of shares of Common Stock due.

1.3           Payment Grace Period. From and after the 10th day after an Event of Default under Section 3.1, the Interest Rate applicable to any unpaid amounts owed hereunder shall be increased to sixteen percent (16%) per annum.

1.4           Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred, the Holder may elect to extend the Maturity Date by the amount of days of the pendency of the Event of Default.

1.5           Corporate Existence.  So long as any of the Notes remains outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”) unless, prior to the consummation a Fundamental Change, the Company obtains the written consent of each of the Holders.  In any such case, the Company will (i) make appropriate provision with respect to such holders' rights and interests to ensure that the provisions of this Section 1.5 will thereafter be applicable to the Notes, (ii) grant the Holders the right to put the Notes to the Company at 115% of the then outstanding Principal plus any unpaid and accrued Interest and (iii) take any other action required under Section 2.1(c) hereof.

This Note is subject to the following additional provisions:

ARTICLE II
CONVERSION RIGHTS AND REDEMPTION RIGHTS

The Holder shall have the right to convert the principal and accrued and unpaid interest due under this Note into Shares of the Borrower's Common Stock as set forth below.

2.1           Conversion into the Borrower's Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued Interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note (such shares, the “Conversion Shares”), or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified (the “Other Securities”), at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is attached hereto as Exhibit B, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the “Delivery Date”) that number of Conversion Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the principal amount of the Note being converted in the manner provided in Section 1.1 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and accrued interest to be converted, by the Conversion Price.

(b)           Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $.105. However, if after 90 days from the date hereof the market price of the Company’s common shares during the 90 day period has not closed at a bid price at or above $.12 per share for 3 or more consecutive trading days. In such instance then the Investors’s price per share shall be equal to the average closing bid price for the last 30 trading days immediately prior to the 90th day after the date of this addendum. Should the price of the common shares be $.105 or higher on the 90th day after the date of this addendum, then the purchase price per share shall remain at $.105 per share.  Should the Market Price of the shares be $.105 or higher on the 90th day after the date of this addendum, but less than $.125, then the Investor shall be entitled to an amount of additional shares equal to 10% of the number of shares to which the Investor is otherwise entitled.

(c)            The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.           Reorganization, Consolidation, Merger, etc.; Reclassification.  In case at any time or from time to time, the Company shall, subject to Section 1.5 hereof, effect a Fundamental Change, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in Article II, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares (or Other Securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(E).

If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B.           Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Notes after the effective date of such dissolution pursuant to this Article II to a bank or trust company (a “Trustee”) having its principal office in New York, NY, as trustee for the Holder of the Notes.

C.           Continuation of Terms. Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(E). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 2.1(c)(B).

D.           Share Issuance.  If at any time Notes or the Warrants are outstanding the Company shall offer, issue or agree to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in respect of the Shares, without the consent of each Subscriber holding Notes and/or other Securities, then the Company shall issue, for each such occasion, additional shares of Common Stock to each Subscriber so that the average per share purchase price of the shares of Common Stock issued to the Subscriber (of only the Conversion Shares or Warrant Shares still owned by the Subscriber) is equal to such other lower price per share and the Conversion Price shall automatically be reduced to such other lower price per share.  The average Conversion Price of the Conversion Shares and average Warrant Exercise Price in relation to the Warrant Shares shall be calculated separately for the Conversion Shares and Warrant Shares.  The foregoing calculation and issuance shall be made separately for Conversion Shares received upon conversion and separately for Warrant Shares.  The delivery to the Subscriber of the additional shares of Common Stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of Common Stock.  The Subscriber is granted the registration rights described in Section 11 of the Subscription Agreement in relation to such additional shares of Common Stock except that the Filing Date and Effective Date with respect to such additional shares of Common Stock shall be, respectively, the sixtieth (60th) and one hundred and twentieth (120th) date after the closing date giving rise to the requirement to issue the additional shares of Common Stock.  For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance.  The rights of the Subscriber set forth in this Section 2.1 (c)(D) are in addition to any other rights the Subscriber has pursuant to this Note, the Subscription Agreement, any Transaction Document and any other agreement referred to or entered into in connection herewith.

E.           Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) subject to Section 1.5 hereof, combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(E). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(E)) be issuable on such conversion by a fraction of which (a) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(E)) be in effect, and (b) the denominator is the Conversion Price in effect on the date of such conversion.

F.           Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the conversion of the Notes, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Conversion Price and the number of Conversion Shares to be received upon conversion of this Note, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of the Note and any transfer agent of the Company.

2.2           Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3           Intentionally Left Blank

2.4           Mandatory Conversion.  Commencing after the Effective Date, the Borrower will have the option by written notice to the Holder (“Notice of Mandatory Conversion”) of compelling the Holder to convert the outstanding and unpaid principal amount, and accrued interest, of this Note into Common Stock at the Conversion Price then in affect (“Mandatory Conversion”). The Notice of Mandatory Conversion must be given, if at all, within thirty (30) days following any consecutive ten (10) day trading period (the “Lookback Period”) during which the closing bid price or last sale price, as the case may be, for the Borrower’s Common Stock as reported by Bloomberg, LP for the principal market on which the shares of Common Stock are then traded (the “Principal Market”) is more than 150% of the Conversion Price each day during the Lookback Period and there is not less than reported average daily trading of 1,000,000 shares of Common Stock during the Lookback Period.  The date the Notice of Mandatory Conversion is given is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion.  Mandatory Conversion Notices must be given proportionately to all Holders of Notes who hold Notes similar in terms and tenure as this Note.  A Notice of Mandatory Conversion may not be given unless the Registration Statement has been effective for the unrestricted public resale of the Registrable Securities each day during the Lookback Period and for the three trading days thereafter.  Notices of Mandatory Conversion may not be given in connection with the aggregate amount of Common Stock that would exceed 25% of the aggregate volume of Common Stock traded on the Principal Market as reported by Bloomberg L.P. for the fifteen (15) trading days preceding the Mandatory Conversion Date, or 20% of the initial principal amount of this Note.  The amount of Note principal included in a Mandatory Conversion Notice shall be further reduced to an amount that would not cause the Holder to exceed the limitation described in Section 2.3 of this Note.  A further Mandatory Conversion Notice may not be given until thirty (30) trading days have elapsed from the preceding Mandatory Conversion Date.  Each Mandatory Conversion Date shall be a Deemed Conversion Date (as hereinafter defined) and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 2.1 above.  In the event the Borrower fails to deliver the Common Stock in the same manner and time period as described in Section 2.1 above, then such Notice of Conversion will be null and void.  A Notice of Conversion must be given to all Holders of Notes similar to this Note, in proportion to the amount of Note Principal held by all Holders of such Notes.  Except as described in this Section 2.4, the Note may not be paid prior to the Maturity Date without the consent of the Holder.

2.5           Conversion of Note.

(a)           Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Subscriber (or its nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of Conversion Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Subscriber, the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares provided the Conversion Shares are being sold pursuant to an effective registration statement covering the Conversion Shares or are otherwise exempt from registration.

(b)           Subscriber will give notice of its decision to exercise its right to convert the Note or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is attached as Exhibit B to the Note) to the Company via confirmed telecopier transmission and overnight courier or otherwise pursuant to Section 4.2 of this Note. The Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied, with each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as defined above). The Company will itself or cause the Company’s transfer agent to transmit the Company's Common Stock certificates representing the Conversion Shares issuable upon conversion of the Note to the Subscriber via express courier for receipt by such Subscriber on or before the Delivery Date (as defined above). In the event the Conversion Shares are electronically transferable, then delivery of the Conversion Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements.  A Note representing the balance of the Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers the original Note to the Company.

(c)           The Company understands and agrees that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 2.5(a) hereof, or the Mandatory Redemption Amount described in Section 2.8 hereof, respectively after the Delivery Date or the Mandatory Redemption Payment Date (as hereinafter defined) could result in economic loss to the Subscriber. As compensation to the Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Subscriber for late issuance of Conversion Shares upon Conversion of the Note in the amount of $20 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Conversion Shares which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of the Conversion Shares by the Delivery Date or make payment by the Mandatory Redemption Payment Date, the Subscriber will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all or part of the notice of Mandatory Redemption by delivery of a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(d)           Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

2.6           Injunction Posting of Bond. In the event a Subscriber shall elect to convert a Note or part thereof in whole or in part, the Company may not refuse conversion based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the Note, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment.

2.7           Optional Redemption.

(a)           Provided that the Company has a number of authorized but unissued shares of Common Stock sufficient for the issuance of all Conversion Shares underlying the remaining principal amount of this Note, such Common Stock is listed or quoted (and is not suspended from trading) on the Principal Market and such shares of Common Stock are approved for listing on such Principal Market upon issuance if applicable, such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Subscriber, such issuance would be permitted in full without violating Section 2.3 herein or the rules or regulations of any trading market on which such Common Stock may be listed or quoted, and both immediately before and after giving effect thereto, no Event of Default under the Subscription Agreement or this Note shall or would exist, the Borrower will have the option of prepaying the outstanding principal amount of this Note ("Optional Redemption"), in whole or in part, together with interest accrued thereon, by paying to the Holder a sum of money equal to one hundred twenty-five percent (125%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and interest that will accrue until the actual repayment date and any and all other sums due, accrued or payable to the Holder arising under the Note, the Subscription Agreement or any Transaction Document (the "Redemption Amount") on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). The Borrower may provide a Notice of Redemption prior to the Effective Date only in connection with up to 20% the principal amount of this Note then outstanding together with interest accrued thereon. A Notice of Redemption shall not be effective with respect to any portion of the Note for which the Holder has a pending election to convert, or for Conversion Notices given by the Holder prior to the Redemption Payment Date. During a Redemption Period occurring after the Actual Effective Date, the Holder may deliver Notices of Conversion for up to 20% of the initial principal amount of the Note and accrued interest.  On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no further right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.

(b)           A Notice of Redemption must be given proportionately to all Holders of Notes bearing similar terms to this Note issued on the date of this Note.

2.8           Mandatory Redemption at Subscriber’s Election.  In the event the Company is prohibited from issuing Conversion Shares, or fails to timely deliver Shares on a Delivery Date, or upon the occurrence of any other Event of Default (as defined in this Note or in the Subscription Agreement) or for any reason other than pursuant to the limitations set forth in Section 2.3 hereof, then at the Subscriber's election, the Company must pay to the Subscriber ten (10) business days after request by the Subscriber, at the Subscriber's election, a sum of money in immediately available terms equal to the greater of (i) the product of the outstanding principal amount of the Note designated by the Subscriber multiplied by 120%, or (ii) the product of the number of Conversion Shares otherwise deliverable upon conversion of an amount of Note principal and/or interest designated by the Subscriber (with the date of giving of such designation being a “Deemed Conversion Date”) at the then Conversion Price that would be in effect on the Deemed Conversion Date multiplied by the average of the closing bid prices for the Common Stock for the five consecutive trading days preceding either: (1) the date the Company becomes obligated to pay the Mandatory Redemption Payment, or (2) the date on which the Mandatory Redemption Payment is made in full, whichever is greater, together with accrued but unpaid interest thereon and any liquidated damages then payable (“Mandatory Redemption Payment”).  The Mandatory Redemption Payment must be received by the Subscriber on the same date as the Company Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner (“Mandatory Redemption Payment Date”).  Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding.  Liquidated damages calculated pursuant to Section 2.5(c) hereof, that have been paid or accrued for the twenty (20) day period prior to the actual receipt of the Mandatory Redemption Payment by the Subscriber shall be credited against the Mandatory Redemption Payment.

2.9           Buy-In.  In addition to any other rights available to the Subscriber, if the Company fails to deliver to the Subscriber the Conversion Shares issuable upon conversion of a Note by the Delivery Date and if after five (5) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a “Buy-In”), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest.  The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

2.10           Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 150% of the amount of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

ARTICLE III
EVENTS OF DEFAULT

An “Event of  Default,”  wherever  used  herein, means any one of the following events  (whatever  the reason and  whether it shall be voluntary  or involuntary or effected by operation of law or pursuant to any judgment,  decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

3.1           Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal, Interest or other sum due under this Note when due.

3.2           Breach of Covenant. The Borrower breaches any other covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3           Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4           Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5           Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.6           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within thirty (30) days of initiation.

3.7           Non-Payment.  A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $50,000 for more than twenty (20) days after the due date.

3.8           Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

3.9           Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the time required by this Note and Sections 9 and 11 of the Subscription Agreement, or, if required, a replacement Note.

3.10         Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 11.4 of the Subscription Agreement.

3.11         Reverse Splits.  The Borrower effectuates a reverse split of its Common Stock without the prior written consent of each Holder.

3.12         Reservation Default.  Failure by the Borrower to have reserve for issuance upon conversion of the Note the amount of Common stock as set forth in the Subscription Agreement.

3.13         Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

3.14         Change in Control. A change in control of the Company without the written consent of each Holder. A change in control shall mean that more than 30% of the shares of common stock are consolidated in one person or entity so that the person or entity may control the election of the board of directors or the passage of a proposal that would normally require a shareholder vote without such shareholder vote and that such person or entity was not a holder of shares of the Company at the date of execution hereof.

3.15         Asset Sales.  Any instance, undertaken without the written consent of each Holder, whereby the Company or any of its subsidiaries, sells, transfers, leases or otherwise disposes (including pursuant to a merger) of substantially all of the Company’s assets, including any asset constituting an equity interest in any other person, except sales, transfers, leases and other dispositions of inventory, used, obsolete or surplus equipment or other property, in each case in the ordinary course of the Company’s business and consistent with past practice.

3.16         Delisting.  Delisting of the Common Stock from the American Stock Exchange or such other Principal Market, including the Over-the-Counter Bulletin Board, on which the Common Stock is then listed or quoted for trading.

During the time that any portion of this Note is outstanding,  if any Event of Default has occurred,  the full principal amount of this Note, together with interest and other amounts owing in respect   hereof,  to the date of  acceleration  shall become, at the  Holder's  election,  immediately  due and payable in cash,  provided  however,  the Holder may request  (but shall have no obligation  to request)  payment of such amounts in Common Stock of the Borrower. In addition to any other remedies,  the Holder shall have the right (but not the obligation)  to convert this Note at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Borrower hereby waives any  presentment,  demand,  protest or other notice of any kind, and the Holder may immediately and without  expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment  shall affect any subsequent  Event of Default or impair any right  consequent  thereon.  Upon an Event of Default,  notwithstanding  any other provision of this Note or any Transaction Document,  the Holder shall have no obligation to comply with or adhere to any  limitations,  if any, on the conversion of this Note or the sale of the Conversion Shares, Shares or Other Securities.

ARTICLE IV
MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Sanswire Corp., 101 NE 3rd Ave., Suite 1500, Fort Lauderdale, FL 33301, Attn: Jonathan Leinwand, CEO, telecopier number: (954) 252-4265, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note.

4.3           Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the state of New Florida located in Broward County, Florida. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

4.7           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8           Waiver of Jury Trial.  THE PARTIES HEREBY  KNOWINGLY,  VOLUNTARILY AND  INTENTIONALLY WAIVE  THE  RIGHT  ANY OF THEM  MAY HAVE TO A TRIAL  BY JURY IN  RESPECT  OF ANY LITIGATION  BASED  HEREON OR ARISING OUT OF,  UNDER OR IN  CONNECTION  WITH THIS AGREEMENT  OR ANY  TRANSACTION  DOCUMENT  OR ANY  COURSE OF  CONDUCT,  COURSE OF DEALING,  STATEMENTS  (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

4.9           Redemption. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

4.10         Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _______th day of ____________, 2009.

SANSWIRE CORP.

By:
Name: Jonathan Leinwand
Title: CEO

WITNESS:

Exhibit A

PAYMENT SCHEDULE

Exhibit B

NOTICE OF CONVERSION
(To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $_________________ of the  principal  amount of the above  Note  into  Shares of Common  Stock of Sanswire Corp.,  according to the conditions  stated therein,  as of the Conversion Date written below.

Conversion Date:	______________________________________

Applicable Conversion Price:	______________________________________

Signature:	______________________________________

Name:	______________________________________

Address:	______________________________________

Amount to be converted:	$_____________________________________

Amount of Note unconverted:	$_____________________________________

Conversion Price per share:	$_____________________________________

Number of shares to be issued:	______________________________________

Amount of Interest Converted:	$_____________________________________

Conversion Price per share:	$_____________________________________

Number of shares of to be issued:	______________________________________

Please issue the shares of to:	______________________________________

Issue to:	______________________________________

Authorized Signature:	______________________________________

Name:	______________________________________

Title:	______________________________________

Phone Number:	______________________________________

Broker DTC Participant Code:	______________________________________

Account Number:	______________________________________